As filed with the Securities and Exchange Commission on May 15, 1997
                                                Registration No. 333-__________
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                  FORM S-3

           REGISTRATION STATEMENT  UNDER  THE  SECURITIES ACT OF 1933


                       Century Telephone Enterprises, Inc.
             (Exact name of registrant as specified in its charter)


Louisiana                          4813                        72-0651161
(State or other         (Primary Standard Industrial       (I.R.S. Employer
jurisdiction of          Classification Code Number)     Identification Number)
incorporation
or organization)

                           100 Century Park Drive
                           Monroe, Louisiana 71203
                               (318) 388-9500
                (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



       HARVEY P. PERRY, ESQ.                             Copy to:
Senior Vice President, General Counsel               KENNETH J. NAJDER
          and Secretary                     Jones, Walker, Waechter, Poitevent,
Century Telephone Enterprises, Inc.              Carrere & Denegre, L.L.P.
       100 Century Park Drive                            51st Floor
      Monroe, Louisiana  71203                     201 St. Charles Avenue
          (318) 388-9500                     New Orleans, Louisiana  70170-5100
                                                       (504) 582-8000
(Name, address, including zip code,
and telephone number,including area code, of agent for service)



                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
                     OF THE SECURITIES TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement



If the only securities being registered on this Form S-3 are being offered pursuant to dividend or interest reinvestment plans, please check the following box. *

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.

                       CALCULATION OF REGISTRATION FEE

=============================================================================================
Title of each                          Proposed maximum   Proposed maximum
class of securities     Amount to      offering price    aggregate offering   Amount of
to be registered      be registered(1)     per unit            price        registration fee
---------------------------------------------------------------------------------------------
Common Stock          200,000 shares    $    29.25(2)      $ 5,850,000(2)    $  1,773(2)
Preference Share
Purchase Rights       200,000 rights            --(3)               --(3)          --(3)
=============================================================================================

(1) In the event of a stock split, stock dividend or similar transaction, the number of shares and rights registered will be automatically increased in accordance with Rule 416(a).
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average high and low price per share of Common Stock on May 12, 1997.
(3) Preference Share Purchase Rights are attached to and trade with the Common Stock. The value attributable to such Rights, if any, is reflected in the market price of the Common Stock. Because no separate consideration is paid for such Rights, the registration fee for such securities is included in the fee for the Common Stock.



                                         P  R  O  S  P  E  C  T  U  S
CENTURY TELEPHONE ENTERPRISES, INC.



                 200,000 Shares of Common Stock


              AUTOMATIC DIVIDEND REINVESTMENT AND
                     STOCK PURCHASE SERVICE



      The Automatic Dividend Reinvestment and Stock Purchase Service (the "Service") of Century Telephone Enterprises, Inc. ("Century") provides holders of Century common stock, $1.00 par value per share ("Common Stock"), with a convenient method of purchasing shares of Common Stock without payment of any brokerage commission or service charge. Any holder of record of shares of Common Stock is eligible to participate in the Service. See "Description of the Service - Participation." This Prospectus relates to 200,000 shares of Common Stock which may be issued from time to time under the Service. The Service has been effective since October 15, 1987.

      Participants in the Service may have cash dividends on all of their shares of Common Stock automatically reinvested in shares of Common Stock. Alternatively, they may have cash dividends on less than all of their shares of Common Stock automatically reinvested in shares of Common Stock and receive cash dividends on the rest of their shares. They may also, at their option, invest in shares of Common Stock by making cash payments at any time of not less than $25 per payment and up to a maximum of $5,000 per calendar quarter.

      To  participate  in  the  Service, a holder of record  of
shares of Common Stock must complete, sign and mail an Authorization Form to Harris Trust and Savings Bank, Dividend Reinvestment Department, Post Office Box A 3504, Chicago, Illinois 60690-3504.

      Century's Common Stock is listed on the New York Stock Exchange (Symbol: "CTL"). The price of shares of Common Stock purchased under the Service with reinvested dividends will be the average of the high and low sales prices of the Common Stock on the dividend payment date as published by The Wall Street Journal report of New York Stock Exchange - Composite Transactions, or, if no trading in the Common Stock occurs on such date, on the next preceding date on which trading occurred. The price of shares of Common Stock purchased under the Service with voluntary cash payments will equal such average on the day of purchase or appropriate preceding date. See "Description of the Service - Purchases." The Service does not represent a change in Century's dividend policy or a guarantee of future dividends, which will continue to depend upon earnings, financial requirements and other factors. Holders of Common Stock who do not wish to participate in the Service will receive dividends, as declared, by check.

      Under the Company's Articles of Incorporation, the holder of each outstanding share of Common Stock and voting Preferred Stock is entitled to one vote unless it has been beneficially owned by the same person or entity continuously since May 30, 1987, in which case the holder is entitled to ten votes per share until transfer. A Preference Share Purchase Right is attached to and trades with each share of Common Stock. See "Summary Description of Securities."



THESE SECURITIES  HAVE  NOT  BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus is May 15, 1997.



                     CENTURY TELEPHONE ENTERPRISES, INC.

      Century Telephone Enterprises, Inc., a Louisiana corporation ("Century"), is a regional diversified telecommunications company that is primarily engaged in providing local telephone and mobile telephone services largely in the central, north-south corridor of the United States. Century also provides long distance, operator services and business information services. While regulated telephone operations continue to constitute the preponderant part of its business, Century's mobile communications and other operations have increasingly contributed to Century's revenues in recent years. Century's principal executive offices are located at 100 Century Park Drive, Monroe, Louisiana 71203, Telephone:
(318) 388-9500.

      Century is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by Century with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the regional offices of the Commission at the following locations: New York Regional
Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission (http://www.sec.gov). The Company's Common Stock is listed on the New York Stock Exchange and its reports, proxy and information statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      Certain reports filed with the Commission by Century are incorporated herein by reference. See "Incorporation of Certain Documents by Reference." Information appearing herein or in any particular document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the documents incorporated herein by reference and should be read together therewith. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      This Prospectus omits certain information contained in the Registration Statement on Form S-3 filed with the Commission in which the Prospectus is included (the "Registration Statement"). The Registration Statement and any amendments thereto, including exhibits filed as a part hereof, are available for inspection and copying as set forth above. In addition, Century hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon their oral or written request, a copy of the information that has been incorporated by reference into the Registration Statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that the Registration Statement incorporates). Requests should be directed to Harvey P. Perry, Senior Vice President, General Counsel and Secretary, Century Telephone Enterprises, Inc., 100 Century Park Drive, Monroe, Louisiana 71203 or by telephone, (318) 388-9500.


                          DESCRIPTION OF THE SERVICE

      Set forth below is a statement of the provisions of the Automatic Dividend Reinvestment and Stock Purchase Service (the
"Service") of Century.

Purpose

1.    What is the purpose of the Service?

      The purpose of the Service is to provide holders of record of shares of Common Stock with a convenient and economical method of investing some or all of their cash dividends and voluntary cash payments in new shares of Common Stock at market price, without payment of any brokerage commission or service charge. Since such additional shares of Common Stock will be purchased directly from Century, and not in the open market, Century will receive additional funds for general corporate purposes.

Advantages

2.    What are the advantages of the Service?

      Participants in the Service ("Participants") may (a) have some or all of the cash dividends on their shares of Common Stock automatically reinvested in additional shares of Common Stock at the market price of the Common Stock or (b) reinvest some or all of their cash dividends, and, in addition, make voluntary cash payments (of at least $25 per payment and up to a maximum of $5,000 per quarter) to invest in additional shares of Common Stock at market price. Participants are not required to pay any brokerage commission or service charge in connection with purchases under the Service. Full investment of funds is possible under the Service because the Service permits fractional shares, as well as whole shares, to be credited to Participants' accounts. In addition, dividends on fractional shares, as well as whole shares, will be credited to Participants' accounts. Participants can avoid the inconvenience and expense of safekeeping certificates for shares credited to their accounts under the Service, including those credited under the optional custodial feature of the Service described below. As soon as practicable after each purchase, the shares acquired will be credited to the accounts of the Participants and statements of account will be furnished to Participants to provide simplified recordkeeping.

Administration

3.    Who administers the Service for Participants?

      Harris Trust and Savings Bank (the "Agent") will administer the Service for Participants, keep records, send statements of account to Participants and perform other duties relating to the Service. Shares of Common Stock purchased under the Service will be registered in the name of the Agent (or its nominee), as agent, and credited to the accounts of the respective Participants.

Participation

4.    Who is eligible to participate?

      All holders of record of shares of Common Stock are eligible to participate in the Service. In order to be eligible to participate in the Service, beneficial owners of shares of Common Stock whose shares are registered in names other than their own (for instance, in the name of a broker or nominee) must become shareholders of record by having such shares transferred into their own names. Although shares purchased with reinvested dividends and optional cash payments will be registered in the name of the Agent, or its nominee, shareholders may continue to hold those shares presently held by them in their own names unless they choose to transfer those shares to the Agent to be credited to their account under the optional custodial feature of the Service described below.

5.    How does a shareholder participate?

      Each holder of record of shares of Common Stock may join the Service at any time by completing, signing and mailing an Authorization Form to the Agent. An Authorization Form may be obtained by written request to the Agent at the address shown in the answer to Question 6 or from Century.

6. Where should correspondence regarding the Service be directed?

      All correspondence concerning the Service should be addressed to:

      Harris Trust and Savings Bank
      Dividend Reinvestment Department
      Post Office Box A 3504
      Chicago, Illinois  60690-3504

      Telephone: U.S. 1-800-969-6718
      Between 8:30 a.m. and 5:00 p.m. Chicago Time

7. When will investment of dividends and optional cash payments be made?

      Funds received by the Agent representing cash dividends on Common Stock authorized by Participants to be paid to the Agent, and cash dividends paid on whole and fractional shares held in the Service, will be applied to the purchase of additional shares of Common Stock on each dividend payment date. The first reinvestment of cash dividends will take place on the dividend payment date following the receipt of the Authorization Form by the Agent, provided that the Agent has had sufficient notice to allow it to accomplish the reinvestment in accordance with its administrative procedures. If the Agent has not received sufficient notice, that dividend will be paid in cash to the shareholder and the first purchase of shares of Common Stock under the Service for that shareholder will occur on the next cash dividend payment date.

      Purchases by the Agent of shares of Common Stock with voluntary cash payments will be made on the 15th of each month (unless the 15th of the month is not a business day, in which case the payment will be made on the next business day) or, in the months in which a dividend is paid, on the payment date of that cash dividend. Voluntary cash payments received by the Agent sufficiently in advance of the 15th of the month to allow for investment on the 15th will be invested in shares of Common Stock that month. If the Agent has not received the voluntary cash payment sufficiently in advance of the 15th, the investment will be made on the 15th of the next month. Any voluntary cash payment that has not been invested within thirty-five days of the receipt thereof will be refunded automatically to the Participant. No interest will be paid on voluntary cash payments held for investment.

      Shareholders are cautioned that the Service does not represent a change in Century's dividend policy or a guarantee of future dividends, which will continue to depend upon earnings, financial requirements and other factors.

8.    What does the Authorization Form provide?

      The  Authorization  Form  provides  for  the purchase  of
additional   shares  of  Common  Stock  through  the  following
investment options offered under the Service:

      (a) A Participant may direct Century to pay to the Agent the cash dividends on all the shares of Common Stock registered in the Participant's name;

      (b) A Participant may direct Century to pay to the Agent the cash dividends on less than all of the shares of Common Stock registered in the Participant's name and to continue to pay to the Participant the cash dividends on the remaining shares of Common Stock registered in the Participant's name.

      The Agent will use the cash dividends, plus any voluntary cash payments received from a Participant, to purchase additional shares of Common Stock. Cash dividends on shares of Common Stock credited to a Participant's account are always automatically reinvested regardless of which investment option is selected.

9.    How may a Participant change options under the Service?

      A Participant may change the number of shares as to which dividends are reinvested at any time by completing, signing and mailing a new Authorization Form to the Agent. Any change in the number of shares as to which dividends will be reinvested must be received by the Agent at least 15 days before the record date for a cash dividend payment.

10. May a Participant elect to make only voluntary cash payments under the Service?

      No. Participation in the Service is limited to shareholders who complete the Authorization Form, which directs the Agent to apply some or all dividends on Common Stock held of record by them to the purchase of additional shares of Common Stock. Once so enrolled, a shareholder may elect to make voluntary cash payments.

11. Does the Service include optional custodial services for other Century shares?

      Yes. At any time after a Participant's first dividend investment under the Service, the Participant may send to the Agent, for safekeeping, certificates for other shares of Common Stock of Century that such Participant owns of record. The Agent will transfer these shares into its name or the name of its nominee to be held and credited to the Participant's account along with those purchased with the Participant's cash dividends and with any additional voluntary cash deposits. This convenient optional custodial service is provided without cost to Century or the Participants and provides added protection against loss, theft, or destruction of Century share certificates held by Participants.

      If a Participant is interested in this feature of the Service, the necessary forms will be forwarded by the Agent upon request. Before submitting any shares for safekeeping, each Participant should consider the following:

      (a) Upon transfer of the Participant's shares into the Agent's name, all such shares will be co-mingled with all other shares credited to the Participant's account under the Service. This transfer will be tax-free. However, to maximize the Participant's tax reporting options when he decides to sell shares of Century stock held in his account, the Participant may wish to keep internal records of the tax basis of all shares held in his account. For further information on the tax effects of any such sale, the Participant should consult his tax advisor.

      (b) Under Century's articles of incorporation, shares of Century stock held continuously by a Century shareholder since May 30, 1987 entitle such shareholder to ten votes per share. See "Summary Description of Securities." Upon transfer of the Participant's shares into the Agent's name, the Agent will be unable to determine if any of the Participant's shares have been held continuously by him since May 30, 1987. In such event, the Participant would have the burden each year of establishing which of his shares held by the Agent entitle him to ten votes under Century's voting procedures. If the Participant has held any of the shares that he is considering submitting for safekeeping since May 30, 1987 and the Participant wishes to retain his ability to cast ten votes per share, the Participant is urged to contact Century for additional information regarding the procedures for annually establishing his enhanced voting power.

12. Are there any expenses to Participants in connection with purchases under the Service?

      No. There are no brokerage fees because shares are purchased directly from Century. All costs of administration of the Service will be paid by Century. However, if a Participant requests the Agent to sell his shares in the event of his withdrawal from the Service, the Participant will pay a brokerage commission and any transfer tax.

Purchases

13.   When will shares be purchased under the Service?

      Funds received by the Agent representing cash dividends on Common Stock, cash dividends paid on whole and fractional shares held in the Service and voluntary cash payments will be applied to the purchase of additional shares of Common Stock as set forth in the answer to Question 7.

14. What will be the price of shares purchased under the Service?

      The price per share of Common Stock purchased with reinvested dividends will be the average of the high and low sales prices of Common Stock on the cash dividend payment date as published in The Wall Street Journal report of New York Stock Exchange - Composite Transactions, or, if no trading in the Common Stock occurs on such date, on the next preceding date on which trading occurred. The price per share of Common Stock purchased with voluntary cash payments will equal such average on the day of purchase or appropriate preceding date.

15.   How many shares will be purchased for Participants?

      Each Participant's account will be credited with that number of shares (including fractions computed to three decimal places) equal to the total amount to be invested, divided by the applicable purchase prices (also computed to three decimal places).

Voluntary Cash Payments

16.   How does the voluntary cash payment work?

   A voluntary cash payment is a sum of money, other than the Participant's cash dividends, which the Participant may, at any time, send to the Agent for investment in additional shares of Common Stock. The minimum voluntary cash payment is $25 and total voluntary cash payments by a Participant may not exceed $5,000 per quarter. Voluntary cash payments which have been received by the Agent sufficiently in advance of the 15th of the month to allow for investment on the 15th will be applied in that month to the purchase of additional shares of Common Stock for the Participant's account at a price determined as set forth in the answer to Question 14. In any month that a dividend is paid, voluntary cash payments received sufficiently in advance of the dividend payment date will be invested with the cash dividends on such date. Any voluntary cash payment that is not invested within thirty-five of the receipt thereof will be refunded automatically to the Participant. No interest will be paid on voluntary cash payments held for investment.

      A voluntary cash payment may be made by forwarding a check or money order to the Agent with a payment form which will be attached to each statement of account. Checks and money orders should be made payable to the Agent. Participants have no obligation to make any voluntary cash payments.

17.   When will voluntary cash payments be refunded?

      Any voluntary cash payment will be refunded to a Participant if a written request for such refund is received by the Agent at least two business days prior to the date on which the funds would have been invested in accordance with the answer to Question 7 or automatically if the cash payment has not been invested within thirty-five days from the receipt thereof. No interest will be paid on the refund of any voluntary cash payment.

Reports to Participants

18.   What kind of reports will be sent to Participants?

      As soon as practicable after each purchase for a Participant's account, the shares acquired will be credited to the Participant's account and the Participant will be furnished with a statement describing (a) the amount of cash dividends and/or voluntary cash payments received by the Agent and applied to the purchase of Common Stock for his account, (b) the price per share of such stock purchased for his account,
(c) the number of whole shares and fractional share interests acquired for his account in such purchase and (d) the total number of whole shares and fractional share interests held for his account after giving effect to such purchase. These statements are records of the Participant's transactions under the Service and should be retained for income tax purposes. In addition, each Participant will receive copies of the same communications sent to all other holders of shares of Common Stock, including Century's quarterly reports and annual report to shareholders, a notice of the annual meeting and proxy statement and Internal Revenue Service information for reporting dividends received.

Dividends on Fractional Shares

19. Will Participants receive dividends on fractions of shares held in their accounts?

      Yes.  Dividends  on  whole  shares, and any fraction of a
share, credited to a Participant's  account  will be reinvested
in   additional  shares  and  credited  to  such  Participant's account.

Certificates for Shares

20. Will certificates be issued for shares of Common Stock purchased under the Service?

      Shares of Common Stock purchased under the Service for Participants will be registered in the name of the Agent (or its nominee), and certificates for such shares will not be issued to Participants unless requested. The total number of shares credited to a Participant's account, including those credited under the optional custodial feature of the Service described in response to Question ll, will be shown on each statement of account. This custodial service protects Participants against loss, theft or destruction of stock certificates.

      Certificates for any number of whole shares credited to a Participant's account will be issued at any time upon the written request of such Participant to the Agent. The request should be mailed to the Agent at the address shown in the answer to Question 6. Any remaining whole shares and fractions of a share will continue to be credited to the Participant's account. Certificates for fractions of shares will not be issued.

21. In whose name will certificates be registered when issued?

      A Participant's account will be maintained in the name in which certificates of such Participant were registered at the time such Participant entered the Service. Consequently, certificates for whole shares will be similarly registered when issued at the request of a Participant.

Sale, Transfer and Pledging of Shares

22. What happens when a Participant sells or transfers all of the shares registered in his name?

      If a Participant disposes of all of the shares of Common Stock registered in his name (those for which the Participant holds certificates), the dividends on the shares of Common Stock credited to his account will continue to be reinvested until the Participant notifies the Agent that he wishes to withdraw from the Service. If the Agent does not receive any instructions from a Participant who has sold or transferred all shares registered in the Participant's name, the Agent may, but is not required to, request instructions from the Participant to determine whether such Participant wishes to withdraw from the Service. If the Participant requests withdrawal, the Agent will honor such request, and the Participant will have the same rights as set forth in the answer to Question 25 below. Requests for withdrawal may be made by sending a written notice to the Agent at the address shown in the answer to Question 6. The Agent may terminate a Participant's account by notice in writing made to the Participant at the address shown on the Agent's records in accordance with the answer to Question 33.

23. What happens when a Participant sells or transfers a portion of the shares registered in his name?

      If a Participant who is reinvesting the cash dividends on all of the shares of Common Stock registered in his name disposes of a portion of such shares of Common Stock, the dividends on the remaining shares registered in his name and those credited to his account will continue to be reinvested.

      If a Participant who is reinvesting the cash dividends on less than all the shares of Common Stock registered in his name disposes of a portion of such shares of Common Stock, the Agent will continue to reinvest the dividends on the remainder of such shares of Common Stock (as well as the shares credited to his account) up to the number of shares originally authorized. For example, if a Participant authorized the Agent to reinvest the cash dividends on 50 shares of a total of 100 shares registered in the Participant's name, and then the Participant disposed of 25 shares, the Agent would continue to reinvest the cash dividends on 50 of the remaining 75 shares. If instead the Participant disposed of 75 shares, the Agent would continue to reinvest the cash dividends on all of the remaining 25 shares.

24.   May Shares in a Service Account be pledged?

      No. A Participant who wishes to pledge shares credited to his account must request that certificates for such shares be issued to him.

Withdrawal from the Service

25.   How does a Participant withdraw from the Service?

      A Participant may withdraw from the Service at any time by sending a written notice that he wishes to withdraw to the Agent at the address shown in the answer to Question 6. When a Participant withdraws from the Service, or upon termination of the Service by Century, within 30 days of such withdrawal or termination certificates for whole shares credited to the Participant's account will be issued and a cash payment will be made for any fraction of a share credited to such account.

      Upon voluntary withdrawal from the Service, a Participant may, if he desires, request in writing that all whole shares credited to his account be sold by the Agent. The Agent reserves the right to require that Participant's signature on such request be guaranteed by a participant in the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program. If a request to sell whole shares for a terminating Participant's account has been timely received, such shares will be sold by the Agent with the Participant receiving a check for the proceeds of the sale, less any brokerage commission and any transfer tax plus a cash adjustment representing any fraction of a share then credited to such Participant's account in an amount determined following the Agent's receipt of such written request in the same manner as set forth in the answer to Question 26 below. In making sales of shares for a terminating Participant's account, the Agent may combine such shares with shares of other terminating Participants, in which case the net proceeds to each participant will be based on the average sales price. Sales may be made on any securities exchange to which the Common Stock is admitted to trading, in the over-the-counter market or in negotiated transactions and on such terms as to price, delivery and otherwise as the Agent may, in its sole and absolute discretion, determine. Any such sale shall be made within 30 days of the receipt of directions to sell such shares, unless sale is curtailed or suspended in accordance with the answer to Question 32 below.

26. What happens to a fraction of a share when a Participant withdraws from the Service?

      When a Participant withdraws from the Service and does not request that the shares credited to his account be sold, the amount of the cash payment to the Participant for the value of any fraction of a share credited to his account at the time of withdrawal will be calculated based upon the closing sale price of the Common Stock (as published in The Wall Street Journal report of New York Stock Exchange - Composite Transactions) on the next business day that the Common Stock is traded following the date of the Agent's receipt of a Participant's request for withdrawal. If the Participant has requested that the shares credited to his account be sold by the Agent, the amount of the cash payment to the Participant for the value of any fraction of a share credited to his account at the time of withdrawal from the Service will be calculated based upon the sale price per share of the whole shares sold by the Agent on behalf of the Participant in accordance with the response to Question 25.

Other Information

27. What happens if Century issues a stock dividend, declares a stock split, issues rights certificates pursuant to the Century Shareholder Rights Plan or has a rights offering?

      Any whole or fractional shares issued in a stock dividend or stock split by Century on shares of Common Stock held in the Service for the accounts of Participants will be credited to each Participant's respective account. Stock dividends or split shares issued on shares registered in the name of a Participant will be sent directly to him in the same manner as to shareholders who are not participating in the Service.

      In the event that Century issues separate certificates that represent the Preference Share Purchase Rights attached to the Common Stock pursuant to Century's Rights Agreement or pursuant to another rights offering, each Participant will receive a certificate from Century representing the number of rights attached to all whole shares registered in his name and all whole shares credited to his account under the Service. Rights based on a fraction of a share held in a Participant's account will be sold for his account and the net proceeds will be applied as an optional cash payment to purchase newly issued shares of Common Stock under the Service during the first five business days of the next month.

28. How will a Participant's shares be voted at meetings of shareholders?

      For each meeting of shareholders, the Participant will receive a proxy which will enable the Participant to vote all whole shares registered in his name as well as to direct the Agent to vote all whole shares credited to his account. If the proxy card is returned, properly signed and marked for voting, all of such shares will be voted as marked.

      If a proxy is returned properly signed but without indicating instructions as to the manner shares are to be voted with respect to any item thereon, all of a Participant's shares
- those registered in his name, if any, on the books of Century and those credited to his account under the Service - will be voted in accordance with the recommendations of Century's Board of Directors. If the proxy or instruction form is not returned, or if it is returned unexecuted or improperly executed, none of the shares in respect of which such proxy or instruction form was furnished (including shares held for the shareholder under the Service) will be voted unless the Participant votes in person. If a Participant votes in person the shares registered in his name on the books of Century on any matter submitted to a meeting of shareholders and no other instructions are received by the Agent regarding shares credited to the Participant's account under the Service, the number of whole shares credited to the account of the Participant under the Service will be added to the number of shares registered in the name of the Participant which are voted on such matter.

29.   What   are   the  federal  income  tax  consequences   of
      participation in the Service?

      In general, a Participant should have the same federal income tax consequences with respect to dividends payable to him on shares credited to his account and on shares held by him directly as a non-Participant holder of shares of Common Stock. A purchase of shares with voluntary cash payments under the Service should be treated for federal income tax purposes as a direct purchase of shares by the Participant.

      Under  current  federal  income tax laws,  a  Participant
should not realize any taxable income when he receives certificates for whole shares credited to his account under the Service, either upon his request for such certificates or upon withdrawal from or termination of the Service. However, a Participant who receives, upon withdrawal from or termination of the Service, a cash payment for any whole share sold for him by the Agent (or sold by him after withdrawal from the Service), or for a fractional share then held in his account, will realize a gain or loss measured by the difference between the amount of cash which he receives and his tax basis in such share or fraction credited to his account. For further information as to tax consequences of participation in the Service, Participants should consult with their own tax advisors.

30. What provision is made for shareholders subject to income tax withholding?

      In the case of Participants who are subject to backup withholding of federal income tax, and in the case of foreign Participants whose dividends are subject to United States income tax withholding, an amount equal to the dividends payable to such Participants and to be reinvested, less the amount of tax required to be withheld, will be applied to the purchase of shares of Common Stock. Backup withholding is required when, among other things, Century does not have an appropriately certified taxpayer identification number for the Participant. Any amount required to be withheld will be treated as a cash dividend paid to the Participant for federal income tax purposes. Voluntary cash payments received from foreign Participants must be in United States dollars payable in the United States and will be invested in the same way as payments from other Participants.

31. What is the responsibility of Century, and the Agent under the Service?

      Century and the Agent, in administering the Service, will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, (a) any claim or liability arising out of failure to terminate a Participant's account upon such Participant's death or incapacity prior to receipt of notice in writing of such death or incapacity, (b) with respect to the price or prices at which shares are purchased or sold for a Participant's account, (c) concerning the times when such purchases or sales are made and
(d) with respect to the value of the shares acquired and held for a Participant's account.

32.   When  can  purchases   or   sales   of  Common  Stock  be
      temporarily curtailed?

      Temporary curtailment or suspension of purchases or sales of Common Stock may be made at any time when such purchases or sales would, in the Agent's judgment, contravene or be restricted by applicable regulations, interpretations or orders of the Securities and Exchange Commission, of any other governmental commission, agency or instrumentality, of any court or securities exchange or of the National Association of Securities Dealers, Inc. The Agent shall not be accountable, or otherwise liable, for failure to make purchases or sales at such times.

      In the event a suspension of purchases or sales of Common Stock results in dividends not being invested for thirty days from the payment thereof or voluntary cash payments not being invested for thirty-five days from the receipt thereof, these funds will be refunded automatically to the Participant.

      Participants should recognize that neither Century nor the Agent can assure them of a profit or protect them against a loss on the shares purchased under the Service.

33.   When can the Agent terminate a Participant's account?

      The Agent may terminate a Participant's account by notice in writing made to the Participant at the address shown on the Agent's records. All cash dividends relating to a record date subsequent to the termination of a Participant's account will be paid directly to the former Participant. A Participant whose account has been terminated by the Agent will, within 30 days of such termination, receive the number of whole shares credited to his account, but will not have the right to cause the Agent to sell such shares for his account. In every case of termination of a Participant's account, the terminating Participant will receive in payment for the fractional share interests credited to his account cash in an amount based on the current market price of Common Stock. The current market price of Common Stock for purposes of this question shall be the closing sale price of Common Stock (as published in The Wall Street Journal report of New York Stock Exchange - Composite Transactions) on the date the Agent terminates Participant's account. Such payment will be made with the delivery of any whole shares or, if no whole shares have been credited to the terminating Participant's account, within 30 days of termination.

34.   May the Service be changed or discontinued?

      Century reserves the right to suspend, modify or terminate the Service in any manner and at any time. Notice will be sent to all Participants of any suspension, material modification or termination. Any such suspension, modification or termination will not, of course, affect previously executed transactions.

      Any amendment,  modification or supplement of the Service
(i) shall conclusively be deemed to be accepted by each Participant and (ii) may include the appointment by Century of a successor agent provided such successor is a bank or trust company organized under the laws of the United States or any state thereof. Century is authorized to pay to such successor agent for the account of each Participant all dividends and distributions payable on shares of Common Stock authorized to be reinvested under the Service, which shall be applied by such successor agent as provided in the Service.

35.   What law governs the terms and conditions of the Service?

      The  terms  and  conditions  of  the   Service   and  its
operations are governed by the laws of the State of Illinois.

36.   Can the Service be terminated by operation of law?

      The delivery by a Participant of a signed Authorization Form to the Agent shall constitute an appointment of the Agent as such Participant's Agent, which appointment can be terminated only by terminating such Participant's account in the manner provided in Questions 25, 33 and 34 hereof. In the event that a successor agent is appointed as described in Question 34 hereof, the Participant's account will not be terminated but will be transferred to the successor agent, who shall be deemed the duly appointed agent pursuant to the outstanding Authorization Form. The authority conferred by the Authorization Form shall not be terminated by operation of law, whether by the death or incapacity of the Participant, the termination of any trust, the dissolution of any corporation or the occurrence of any other event.
                               USE OF PROCEEDS

      Century proposes to use the net proceeds from the sale of
shares of Common Stock pursuant  to  the  Service,  when and as
received,   for   investments  in  and  advances  to  Century's
subsidiaries or for other general corporate purposes.

                      SUMMARY DESCRIPTION OF SECURITIES

      Century's authorized capital stock consists of 175,000,000 shares of common stock, of which 60,090,531 shares were outstanding as of April 30, 1997, and 2,000,000 shares of Preferred Stock, of which 401,629 shares were outstanding as of April 30, 1997. Each share of the Common Stock has attached to it one Preference Share Purchase Right. The following descriptions of the Common Stock, the Preferred Stock and the Preference Share Purchase Rights are qualified in their entirety by reference to the relevant provisions of (i) the Louisiana Business Corporation Law, (ii) the Articles of Incorporation of Century (the "Articles"), (iii) the Bylaws of Century, and (iv) Century's Registration Statements filed under the Exchange Act pertaining to its Common Stock and Preference Share Purchase Rights, which have been incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

Common Stock

      Under the Articles, each share of Common Stock that has been beneficially owned by the same person continuously since May 30, 1987 generally entitles the holder thereof to ten votes on all matters duly submitted to a vote of shareholders. Otherwise, each share entitles the holder thereof to one vote per share, subject to Century's right to issue ten-vote shares in connection with business combinations to the extent necessary for such transactions to be accounted for as poolings of interests (which right may only be exercised if certain conditions are met). Holders of Common Stock do not have cumulative voting rights. As a result, the holders of more than 50% of the voting power may elect all of Century's directors if they so desire. As of March 10, 1997, the trustee for two of Century's employee benefit plans was the record holder of Common Stock having approximately 36% of the total voting power of all classes of Century's capital stock. The trustee votes these shares in accordance with the instructions of Century's employees. Except as set forth below under "- Preference Share Purchase Rights," holders of Common Stock do not have any pre-emptive rights to subscribe to any additional capital stock that may be issued by Century.

Preferred Stock

      Under the Articles, Century's Board of Directors is authorized, without shareholder action, to issue Preferred Stock from time to time and to establish the designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series thereof. The authority of Century's Board of Directors includes, but is not limited to, the determination or establishment of the following with respect to each series of Preferred Stock that may be issued: (i) the designation of such series, (ii) the number of shares initially constituting such series, (iii) the dividend rate and conditions and the dividend preferences, if any, in respect of the Common Stock and among the series of the Preferred Stock, (iv) whether, and upon what terms, the Preferred Stock shall be convertible into or exchangeable for any other securities of Century, (v) whether, and to what extent, holders of shares of a series of Preferred Stock will have voting rights, (vi) the restrictions, if any, upon the issue or reissue of any additional shares of Preferred Stock,
(vii) whether, and on what terms and conditions, the shares may be redeemed by Century (including sinking fund provisions), and
(viii) the liquidation preferences, if any, in respect of the Common Stock and among the series of the Preferred Stock.

      As of April 30, 1997, 401,629 shares of certain series of Preferred Stock were outstanding. At such time, such shares were convertible into a total of approximately 353,000 shares of Common Stock. Each holder of the currently outstanding Preferred Stock is entitled to receive cumulative dividends prior to the distribution or declaration of dividends in respect of the Common Stock and is entitled to vote as a single class with the Common Stock. As with the Common Stock, each share of Preferred Stock that has been beneficially owned by the same person continuously since May 30, 1987 generally entitles the holder to ten votes on all matters duly submitted to a vote of shareholders. For more information on the voting rights of holders of voting preferred stock, see "- Common Stock." Upon the dissolution, liquidation or winding up of Century, the holders of the currently outstanding Preferred Stock are entitled to receive, pro rata with all other such holders, a per share amount equal to $25.00 plus any unpaid and accumulated dividends thereon. No trading market has developed for the Preferred Stock, nor is it likely that one will develop in the foreseeable future.

Preference Share Purchase Rights

      Each share of Common Stock issued hereunder will have attached to it one Preference Share Purchase Right (a "Right"), which will entitle the registered holder to purchase from Century one one-hundredth of a share of Century's Series BB Participating Cumulative Preference Stock at a price of $110, subject to adjustment. The terms of the Rights are set forth in a Rights Agreement dated as of August 27, 1996 between Century and the Rights Agent named therein. Subject to certain exceptions, the Rights Agreement provides that if, among other things, any person or group of affiliated or associated persons (an "Acquiring Person") acquires or obtains the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock, then proper provision will be made so that each holder of record of a Right, other than Rights beneficially owned by an Acquiring Person (which will become void), will thereafter be entitled to receive, upon payment of the purchase price set, that number of shares of Common Stock having a market value at the time of the transaction equal to two times such purchase price.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have been filed pursuant to the Exchange Act by Century with the Commission, are incorporated herein by reference:

      (a) Century's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

      (b) Century's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, as amended and restated on Form 10-Q/A filed May 8, 1997.

      (c)   Century's Current Reports  on  Form 8-K filed April
            15, 1997 and May 7, 1997.

      (d)   Century's Registration Statement  pertaining to its
            Common Stock filed under the Exchange Act, as amended and restated on Form 8-A/A filed December
            2, 1996.

      (e)   Century's Registration Statement pertaining  to its
            Preference  Share  Purchase  Rights filed under the
            Exchange Act on Form 8-A on December 2, 1996.

      All documents filed by Century with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the ter-mination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing.

                  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 83 of the Louisiana Business Corporation Law provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of his acts on behalf of the corporation and he acted in good faith not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      The indemnification provisions of the Louisiana Business Corporation Law are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance, on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

      Article II, Section 10 of Century's by-laws (the "Indem-nification By-law") provides for mandatory indemnification for directors and officers or former directors and officers of Century to the fullest extent permitted by Louisiana law.

      Century's Articles of Incorporation authorize it to enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law. Century has entered into indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification currently set forth in the Indemnification By-law ("Indemnification Contracts"). The right to indemnification provided by an Indemnification Contract applies to all covered claims, whether such claims arose before or after the effective date of the contract.

      Century maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity. The Indemnification Contracts provide that, to the extent insurance is reasonably available, Century will maintain comparable insurance coverage for each contracting party as long as he or she serves as an officer or director and thereafter for so long as he or she is subject to possible personal liability for actions taken in such capacities. The Indemnification Contracts also provide that if Century does not maintain comparable insurance, it will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his or her benefit.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Century pursuant to the foregoing provisions, or otherwise, Century has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.


                                LEGAL MATTERS

      The validity of the Common Stock offered hereby will be passed upon for Century by Jones, Walker, Waechter, Poitevent,
Carrere & Denegre, L.L.P., New Orleans, Louisiana, special counsel to the Company.


                                   EXPERTS

      The consolidated financial statements and related financial statement schedules of Century as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, included in Century's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, incorporated by reference herein, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which is also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.




     No     person     is
authorized  to  give  any
information  or  to  make                  CENTURY
any representations other                 TELEPHONE
than  those  contained or                ENTERPRISES,
incorporated by reference                    INC.
in  this  Prospectus   in
connection with the offer
contained     in     this
Prospectus, and, if given
or    made,    any   such
information            or                 PROSPECTUS
representations  must not
be relied upon as  having
been  authorized  by  the
Company.  This Prospectus
does  not  constitute  an
offer   to   sell   or  a
solicitation  of an offer
to   buy  securities   by                Common Stock
anyone       in       any
jurisdiction   in   which
such       offer       or
solicitation    is    not
authorized,  or  in which             AUTOMATIC DIVIDEND
the  person  making  such              REINVESTMENT AND
offer or solicitation  is            STOCK PURCHASE SERVICE
not  qualified  to do so,
or to any person  to whom
it  is  unlawful  to make
such    an    offer    or                 May 15, 1997
solicitation.     Neither
the   delivery   of  this
Prospectus  nor any  sale
made   hereunder   shall,
under any  circumstances,
create   any  implication
that there  has  been  no
change  in the affairs of
the  Company   since  the
date hereof.



TABLE OF CONTENTS                               Page

Century Telephone Enterprises, Inc.              2
Description of the Service                       3
   Purpose                                       3
   Advantages                                    3
   Administration                                3
   Participation                                 3
   Purchases                                     5
   Voluntary Cash Payments                       6
   Reports to Participants                       6
   Dividends on Fractional Shares                7
   Certificates for Shares                       7
   Sale, Transfer and Pledging of Shares         7
   Withdrawal from the Service                   8
   Other Information                             8
Use of Proceeds                                 11
Summary Description  of Securities              11
   Common Stock                                 11
   Preferred Stock                              11
   Preference Share Purchase Rights             12
Incorporation of Certain
   Documents by Reference                       12
Indemnification  of Directors and Officers      12
Legal Matters                                   13
Experts                                         13



                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

      The estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock registered hereunder are as follows:

      Registration Fee                                  $    1,775
      New York Stock Exchange Listing Fee                    1,500
      Printing Expenses                                      5,000
      Legal Fees and Expenses                               10,000
      Accounting Fees and Expenses                           4,000
      Miscellaneous                                          2,000

           Total                                        $   24,275

Item 15.  Indemnification of Directors and Officers.

      Section 83 of the Louisiana Business Corporation Law provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of his acts on behalf of the corporation and he acted in good faith not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      The indemnification provisions of the Louisiana Business Corporation Law are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance, on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

      Article II, Section 10 of Century's by-laws (the "Indemnification By-law") provides for mandatory indemnification for directors and officers or former directors and officers of Century to the fullest extent permitted by Louisiana law.

      Century's Articles of Incorporation authorize it to enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law. Century has entered into indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification currently set forth in the Indemnification By-law ("Indemnification Contracts"). The right to indem-nification provided by an Indemnification Contract applies to all covered claims, whether such claims arose before or after the effective date of the contract.

      Century maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity. The Indemnification Contracts provide that, to the extent insurance is reasonably available, Century will maintain comparable insurance coverage for each contracting party as long as he or she serves as an officer or director and thereafter for so long as he or she is subject to possible personal liability for actions taken in such capacities. The Indemnification Contracts also provide that if Century does not maintain comparable insurance, it will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his or her benefit.



Item 16.  Exhibits.

      The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.  Undertakings.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3)
            of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To  include any material information with respect to the  plan  of distribution  not  previously  disclosed  in  this registration statement or any material change to such information in this registration statement;

                  Provided,   however,   that   paragraphs   (a)(1)(i)   and
            (a)(1)(ii) immediately preceding do not apply if the registration statement is on Form S-3 or Form S-8, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on May 14, 1997.


                                    CENTURY TELEPHONE ENTERPRISES, INC.



                                    By:          /s/ Glen F. Post, III
                                       ----------------------------------------
                                                   Glen F. Post, III
                                             Vice Chairman of the Board of
                                               Directors, President, and
                                                Chief Executive Officer


                              POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Clarke M. Williams, Glen
F. Post, III and Harvey P. Perry, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                        Title                       Date


 /s/ Clarke M. Williams         Chairman of the Board           May 14, 1997
--------------------------           of Directors
   Clarke M. Williams


 /s/ Glen F. Post, III      Vice Chairman of the Board of       May 14, 1997
--------------------------    Directors, President, and
   Glen F. Post, III           Chief Executive Officer


/s/ R. Stewart Ewing, Jr.     Senior Vice President and         May 14, 1997
--------------------------     Chief Financial Officer
 R. Stewart Ewing, Jr.      (Principal Financial Officer)

  /s/ Murray H. Greer                 Controller                May 14, 1997
--------------------------  (Principal Accounting Officer)
    Murray H. Greer

/s/ William R. Boles, Jr.              Director                 May 14, 1997
--------------------------
    William R. Boles, Jr.


  /s/ Virginia Boulet                  Director                 May 14, 1997
--------------------------
    Virginia Boulet


 /s/ Ernest Butler, Jr.                Director                 May 14, 1997
--------------------------
   Ernest Butler, Jr.


  /s/ Calvin Czeschin                  Director                 May 14, 1997
--------------------------
    Calvin Czeschin


  /s/ James B. Gardner                 Director                 May 14, 1997
--------------------------
      James B. Gardner


   /s/ W. Bruce Hanks                  Director                 May 14, 1997
--------------------------
     W. Bruce Hanks


/s/ R. L. Hargrove, Jr.                Director                 May 14, 1997
--------------------------
    R. L. Hargrove, Jr.


   /s/ Johnny Hebert                   Director                 May 14, 1997
--------------------------
     Johnny Hebert


   /s/ F. Earl Hogan                   Director                 May 14, 1997
--------------------------
     F. Earl Hogan


   /s/ C. G. Melville                  Director                 May 14, 1997
--------------------------
     C. G. Melville


  /s/ Harvey P. Perry                  Director                 May 14, 1997
--------------------------
    Harvey P. Perry


   /s/ Jim D. Reppond                  Director                 May 14, 1997
--------------------------
     Jim D. Reppond


                                EXHIBIT INDEX

Exhibit No.                          Description                  Page No.


3.1 Amended and Restated Articles of Incorporation of the Company dated as of December 2, 1996 (incorporated by reference to Exhibit 3(i) to the Company's Annual Report on Form 10-K for the year ended December 31, 1996).

3.2         By-laws  of  the Company as amended through November
            21, 1996 (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-4,
            Registration No. 333-17015).

4.1 Rights Agreement dated as of August 27, 1996 between the Company and Harris Trust and Savings Bank (as successor to Society National Bank), as Rights Agent, including the form of Rights Certificate
            (incorporated by reference to Exhibit 1 of the Company's Current Report on Form 8-K filed August 30, 1996).

4.2 Indenture dated as of March 31, 1994 between the Company and Regions Bank of Louisiana (formerly First American Bank & Trust of Louisiana), as Trustee (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3, Registration No. 33-52915, filed March 30, 1994).

            Copies of other instruments defining the rights of holders of long-term debt of the Company will be furnished to the Commission upon request.

5           Opinion  of  Jones,  Walker,  Waechter,   Poitevent,
            Carrere & Denegre, L.L.P.

23.1        Independent Auditors' Consent.

23.2        Consent of Counsel (included in Exhibit 5).

24 Power of Attorney (included in the signature pages of this registration statement).